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                                                                    EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Zitel Corporation on Form S-8 (File No.'s 33-92522 and 33-47697) and Form S-3 (File No. 33-359131) of our report, which includes an explanatory paragraph, for an emphasis of a matter, regarding the Company's operating activities and liquidity, dated October 28, 1997, except for the subsequent events note, for which the date is October 19, 1998, on our audit of the consolidated financial statements of Zitel Corporation as of September 30, 1997 and 1996 and for the years ended September 30, 1997, 1996 and 1995, which report is included in this Annual Report on Form 10-K/A.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers LLP
San Jose, California
October 20, 1998